EXHIBIT 99.1

Central Vermont Public Service

NEWS RELEASE

Contact: Steve Costello (802) 747-5427 (802) 775-0486 (home) (802) 742-3062 (pager)
For Immediate Release: May 15, 2006

CVPS seeks 6.15 percent rate increase

RUTLAND - Central Vermont Public Service today requested a 6.15 percent rate increase, which if approved would allow CVPS to retain its position as one of New England's least-expensive major utilities.

Under the proposed change, a residential customer using 500 kilowatt-hours per month would see an increase from $68.01 to $72.18. The same customer would pay up to $106.90 elsewhere in New England.

"Much of the increase is attributed to increases in capital investments in distribution and transmission, which will allow us to continue to provide high-quality service to our customers," CVPS President Bob Young said. "These investments are critical to continued, long-term service quality and reliability.

"CVPS's long-term power contracts with Hydro-Quebec and Vermont Yankee and our internal cost controls have protected our customers from the rate shock seen by customers in Vermont and the region, where double-digit rate increases have become common," Young said. "This request is for a fraction of the increases seen by many New England customers in recent months.

"If approved, this increase would help restore our financial strength and ensure our ability to continue to provide a high level of customer service and reliability, while providing customers with rates that compare favorably in the region," Young said. "We believe we have the lowest rates of the major New England utilities, and we would retain a very competitive position with this relatively small increase."

Due to extensive efforts to control costs and hold down rates, along with its stable long-term power contracts, CVPS has had just one rate increase in the past seven years, a 3.95 percent increase in 2001. CVPS's rates were reduced 2.75 percent in 2005, and rating agencies lowered the company's credit to junk bond status.

Meanwhile, the consumer price index has risen 17.2 percent, while the CPI for energy has risen 66.1 percent since 1999.

CVPS has moved from among the most expensive utilities in New England to among the lowest-priced during the past decade. Driven in part by last year's hurricanes and international uncertainty, fuel prices have risen sharply worldwide, driving up electricity prices, in some cases by more than 50 percent. In the past two years, rate requests of up to 60 percent have been sought in New England, and as much as 72 percent in Maryland.

In Vermont, recent rate requests have ranged from just under 10 percent to nearly 23 percent.

Noting the 2005 rate reduction, prompted largely by differing views of earnings calculations, Young said the company needed to improve its communications with regulators to ensure a solid understanding of its compliance filing views. Ultimately, restoration of the company's finances is the company's responsibility, Young said.

"This increase is just one part of our plan, which includes salary reductions for me, the officers of the company, and the board of directors," Young said. "We are continuing the expansive restoration plan, which includes board reorganization and steps to firm up liquidity."

Those steps include:

  Securing a $25 million revolving credit facility in October 2005;
  Making $2.7 million in 2006 budget cuts, including a 10 percent cut in Young's salary, and a 5 percent reduction in other officers' salaries, to offset other cost increases.
  Selling Catamount Energy, providing funds to buy back 18.3 percent of CVPS's common stock.
  Continuing the Right Way to Work, a program that has identified more than $6 million in annual savings.
  Agreeing to purchase Rochester Electric Light and Power, providing more than 900 new customers to further spread the company's fixed costs.
  Investing substantially in the core business and VELCO, with more than $40 million planned in 2006.

CVPS, founded in 1929, is Vermont's largest electric utility, serving more than 151,000 customers.

Forward-Looking Statements
Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Recent Vermont Rate Cases	Date of request/implementation	Percentage

Central Vermont Public Service
Green Mountain Power
Burlington Electric Department
Vermont Electric Cooperative
Lyndonville Electric Department
Village of Jacksonville Electric Department
Town of Stowe Electric Department
Town of Readsboro Electric Department
Village of Johnson Water & Light
Village of Hyde Park Electric Department

	5/15/06 4/14/06 3/16/06 12/1/05 11/16/05 7/1/2005 6/16/2005 6/16/2005 5/16/2005 5/16/2005	6.15% 11.95% 22.86% 14.35% 17.68% 12.72% 9.94% 15.27% 14.83% 14.81%